Exhibit 10.31

5 September 2018

G Medical Innovations Holdings Limited

Willow House Cricket Sq

Grand Cayman, Cayman Islands

Attention: Brendan de Kauwe

Dear Dr de Kauwe,

CONTROLLED PLACEMENT DEED – CONFIRMATION OF ISSUE OF COLLATERAL SHARES

We refer to the Controlled Placement Agreement entered into by G Medical Innovations Holdings Limited (G Medical) and Acuity Capital Investment Management Pty Ltd (Trustee) as trustee for the Acuity Capital Holdings Trust (Acuity Capital) dated on or about 5 September 2018 with an Option Start Date of 5 September 2018 (the Controlled Placement Deed).

Capitalised terms not otherwise defined in this letter agreement have the same meaning as set out in the Controlled Placement Deed.

In consideration for Acuity Capital agreeing to enter into the Controlled Placement Deed, the Parties expressly acknowledge and agree to the following further amendments of the Controlled Placement Deed as follows:

1. The following words are inserted in Clause 1.1 Definitions:

“Collateral Shares means the 17,000,000 (seventeen million) Shares issued to or made available by Company to the Option Holder in accordance with clause 14 of this deed.”

“Equivalent Collateral Shares means securities of an identical type, nominal value, description and amount to the Collateral Shares as adjusted and subject to any Reorganisation.”

“Expiry Date has the meaning given in clause 14.4 of this deed.”

2. The following clause 14 is inserted:

“14. Collateral Shares

14.1 Issue and application for quotation of Collateral Shares

As soon as reasonably practicable following the execution of this letter agreement, the Company must:

a.	issue and deliver to the Option Holder the Collateral Shares;

b.	apply to ASX for the Collateral Shares to be immediately quoted on ASX, including by signing and lodging with ASX an Appendix 3B in respect of the Collateral Shares; and

c.	dispatch (or have the Company's share registry dispatch) holding statements to the Option Holder in respect of the Collateral Shares.

14.2 Free tradeability

a.	The Company must do all things which are necessary or desirable to ensure that each Collateral Share issued to the Option Holder will, as soon as practicable after the issue of that Collateral Share, be freely tradeable for the purposes outlined in clause 14.3(b) of this deed including by providing to ASX on the day of issue of the Collateral Shares a notice in accordance with sections 708A(5)(e) and (6) of the Corporations Act (Cleansing Statement); and

b.	If the Company does not issue, or is not able to issue a Cleansing Statement or that Cleansing Statement for any reason is not effective to ensure that an offer for sale of the Collateral Shares does not require disclosure to investors, then the Company must as soon as practicable, and in any event within 20 Business Days of the issue of that Collateral Share, lodge with Australian Securities and Investments Commission a prospectus prepared in accordance with the Corporations Act and do all such things necessary to satisfy section 708A(11) of the Corporations Act.

14.3 Collateral Shares act as security

The Collateral Shares:

a.	shall constitute security for the obligations owed to the Option Holder by the Company under this deed, including any obligation arising over any Option Shares or obligation to issue Option Shares in accordance with an Option Exercise Notice;

b.	may:

i)	only be used by the Option Holder during a Valuation Period to hedge the obligations of the Option Holder, including to subscribe for the Option Shares; and

ii)	only be dealt with as expressly set out in this deed.

14.4 Dealing with Collateral Shares at Expiry Date

a.	Despite any other provision of this deed, if the Company has issued Collateral Shares to the Option Holder in accordance with clause 14.1 of this deed, to the extent that any Collateral Shares remain in the possession of the Option Holder or its nominee at the Option Expiry Date or date of earlier termination of the Option for any reason before the Option Expiry Date or the date that the Option Holder suffers any event specified in clause 7.5 of this deed (Expiry Date), one of the following alternatives will occur:

i)	the Company and the Option Holder shall enter into a buy back agreement for the Company to buy back and cancel the Collateral Shares or Equivalent Collateral Shares for nil consideration within 10 Business Days of the Expiry Date; or

ii)	in the event the Company and the Option Holder agree to do so, the Option Holder shall pay the Company an issue price for the Collateral Shares or Equivalent Collateral Shares with such issue price and settlement date to be agreed by the Option Holder and the Company; or

iii)	the Option Holder shall transfer, within 5 Business Days, the Collateral Shares or Equivalent Collateral Shares to a third party nominated by the Company without any consideration being due or payable to the Option Holder.

b.	The Company and the Option Holder must consult and agree within seven (7) Business Days of the Expiry Date which alternative course of action under clause 14.4(a) of this deed will be taken and, failing agreement between the parties in that timeframe, the parties will proceed with the alternative set out in clause 14.4(a)(i) of this deed.

c.	For the avoidance of doubt in relation to this clause 14.4, the expiry of the term includes termination of the Controlled Placement Deed for any reason before the Option Expiry Date.”

3. The following clause 4.5A is inserted:

“4.5A. Set-off of Collateral Shares

Where the Company is not able or fails to issue Option Shares in accordance with an Option Exercise Notice and the Option Holder has made a payment in accordance with clause 4.5 in relation to that Option Exercise Notice, the Option Holder may, though is not required, to retain the Collateral Shares (or the Equivalent Collateral Shares).

In these circumstances the Option Holder will retain full rights over the Collateral Shares (or the Equivalent Collateral Shares) and will not be required to return the Collateral Shares in accordance with clause 14.4.”

In all other respects the Controlled Placement Deed remains in full force and effect.

This letter agreement is executed and is governed by the laws of the New South Wales. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this letter.

This letter may be signed in counterpart. All counterparts together will be taken to constitute one and the same instrument.

Please acknowledge and confirm your agreement with the above by signing and returning via email the executed copy of this letter.

Once executed and returned, Acuity Capital will provide G Medical with details of its broker, trust HIN and address for the Collateral Shares to be issued.

Executed as a Deed

Executed by G Medical Innovations Holdings Limited ARBN 617 204 743 in accordance with section 127 of the Corporations Act 2001 (Cth):

/S/ Yacov Geva
Signature of director	Signature of company secretary/director
Yacov Geva
Full name of director	Full name of company secretary/director

Executed by Acuity Capital Investment Management Pty Ltd CAN 132 459 093 as trustee for the Acuity Capital Holdings Tgrust in accordance with section 127 of the Corporations Act 2001 (Cth):

/S/ Stephen Earl
Signature of director
Stephen Earl
Full name of director

End